Haynie & Company
Certified Public Accountants (a professional corporation)
1221 West Mineral Ave, Ste. 202 Littleton, Colorado 80120-4544 (303) 734-4800 Fax (303) 795-3356

March 5, 2019

Office of the Chief Accountant
Securities and Exchange Commission
460 Fifth Street N. W.
Washington, DC 20549

Re: Mining Power Group, Inc.

Commission File Number: 000-55788

Dear Sir/Madam:

We have received a copy of, and are in agreement with, the statements being made by Mining Power Group, Inc., as they pertain to us, in Item 4.01 of its Form 8-K dated February 20, 2019 and filed on February 28, 2019, with the exception of the following:

Paragraph 3-We do not agree with the Company's statement that there were no disagreements with respect to financial statement disclosures during the period we were engaged as auditors. The Company's statement only covers the period through June 30, 2018. The requirements for Item 4.01 must cover the registrant's two most recent fiscal years and any subsequent interim period preceding such resignation. Our resignation occurred while we were performing the interim review for the period ended September 30, 2018. We believe that the Company failed to disclose related party transactions for debt, convertible debt or equity, where cash was received by the Company in July and August of 2018, in its March 31, 2018 and June 30, 2018 Forms 10Q and the subsequent amendments to these filings as subsequent events. We believe that these failures were a result of the Company's lack of internal controls over financial reporting and management's failure to provide complete and timely financial reporting, based upon the lack of qualified accounting personnel.

Additionally, we informed the Company that we believe it should file a Form 8-K under Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review within the required time frame for this item.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Very truly yours,

Haynie & Company

Haynie & Company